exhibit 10.8

David M. Cote Chairman and Chief Executive Officer	Honeywell P.O. Box 3000 Morristown, NJ 07962-2496

April 7, 2014

Mr. Roger Fradin

Dear Roger:

I am pleased to confirm your promotion to the role of Vice Chairman, Honeywell International Inc., based in Melville, New York and reporting to me.1 This position is an executive officer position.

As you transition to your new role with Honeywell International Inc. (“Honeywell” or the “Company”), I am pleased to describe below a few additional terms and conditions incident to your long-term incentive grants. The benefits described in this letter (“Letter Agreement”) were approved by the Management Development and Compensation Committee (“MDCC”) of the Board of Directors at its meeting on February 14, 2014 and will be effective as of the date you execute this Letter Agreement. The terms and conditions of these additional benefits can be summarized as follows:

CONTINUED EMPLOYMENT AND COMPENSATION

Effective April 7, 2014, you will be giving up your responsibilities as President and CEO of Honeywell Automation and Control Solutions and assuming your new responsibilities.2 Your base salary will be $1,050,000 and your target incentive compensation opportunity will be continue to be 100% of your annual cash base salary earnings during the year. In addition, you will continue to be eligible for (i) incentive compensation awards, (ii) annual equity awards (with the size and mix determined by the MDCC), and (iii) Growth Plan Unit awards (also subject to MDCC discretion), consistent with your position as an executive officer of Honeywell. The terms of all long-term incentive awards are governed by the terms of the applicable stock plan and the relevant award agreements.

ADDITIONAL CONSIDERATION

As further consideration for you to accept your new role, the MDCC has approved the following enhancements to your long-term incentive grants.

1.	Equity Vesting

Provided you (i) remain actively employed by Honeywell until February 15, 2017 (the “Retention Date”), and (ii) perform satisfactorily in your new role through your Retention Date (as determined by Honeywell’s CEO in his sole and absolute discretion), any outstanding, unvested stock options

[1]	Such position is not a Board position. That is, you will not, by virtue of this promotion, become a member of the Board of Directors of the Company and you shall have none of the rights and privileges described in Article V, Section 6 of Honeywell’s By-laws.

[2]	This promotion serves as affirmation that you have successfully complied with your obligation to provide twelve (12) months of transition services to your successor as CEO and President of ACS, as required under the letter agreement between you and Honeywell dated October 6, 2010.

or restricted stock units that do not otherwise vest pursuant to the letter agreement between you and Honeywell dated October 6, 2010 (other than those that have been granted within twelve (12) months of the date on which you actually retire from Honeywell, except as may otherwise be determined by Honeywell’s CEO in his sole and absolute discretion), shall continue to vest as scheduled; provided, however, to the extent allowing any restricted stock units to vest as scheduled would subject you to additional taxes under Section 409A (as defined hereinafter), such restricted stock units shall vest not later than the March 1 of the calendar year following the calendar year in which you are deemed to have separated from service with the Company for purposes of Section 409A. Notwithstanding the foregoing, any unvested stock options or restricted stock units that are subject to performance conditions shall become vested and payable only to the extent such conditions are satisfied.

2.	Option Exercise

Provided you (i) remain actively employed by Honeywell until the Retention Date, and (ii) perform satisfactorily in your new role through your Retention Date (as determined by Honeywell’s CEO in his sole and absolute discretion), you shall have the full remaining term to exercise all of your vested stock options. For purposes of this provision, vested stock options includes any stock options that had become vested as a matter of course or pursuant to any other agreement between you and the Company, as well as any stock options that vest pursuant to this Letter Agreement.

3.	Growth Plan Units

Provided you remain actively employed by Honeywell until the Retention Date, you shall receive any unpaid tranches of Growth Plan awards for any Growth Plan cycle that has previously been completed. Any amounts payable hereunder shall be paid in the normal course and at the same time such amounts are paid to other Growth Plan participants.

Notwithstanding anything herein to the contray, Honeywell’s CEO may designate a date earlier than February 15, 2017 as the date through which you must remain actively employed by Honeywell in order to be eligible for the ADDITIONAL CONSIDERATION described more fully above. In such case, or in the event you are terminated by the Company other than for Cause prior to February 15, 2017, such revised retention date or termination date, as the case may be, shall be treated as the Retention Date hereunder. In the event Honeywell’s CEO accelerates the Retention Date to a date that is earlier than August 15, 2015, you will be eligible for severance benefits under the Honeywell International Inc. Severance Plan for Designated Officers (“Officer Severance Plan”) notwithstanding your voluntary retirement under the RETIREMENT section of this Letter Agreement.

In the event you are terminated for Cause (as defined by the Officer Severance Plan) prior to the Retention Date, this Letter Agreement shall become null and void.

In the event David M. Cote ceases to be Honeywell’s Chief Executive Officer (i) prior to February 15, 2017, and (ii) while you are still employed by Honeywell, the CEO discretion described in subclauses (ii) of 1 and 2 of this ADDITIONAL CONSIDERATION section of this Letter Agreement shall become inoperative, it being the intention of this paragraph that you become vested in such benefits as long as you remain actively employed by Honeywell through the applicable Retention Date.

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PERSONAL USE OF COMPANY AIRCRAFT

As part the compensation package applicable to your new role, you shall be entitled to fifty (50) hours of personal use of Company aircraft per calendar year. Such usage shall be subject to imputed income in accordance with IRS guidelines.

RETIREMENT

As part of this Letter Agreement, you agree that you will voluntarily retire from the Company effective on the Retention Date. For the avoidance of doubt, you will not be eligible for severance benefits under any Company-sponsored severance plan, including the Honeywell International Inc. Severance Plan for Designated Officers. Notwithstanding the foregoing, any retirement under this paragraph shall be treated as an involuntary termination other than for Cause solely for purposes of the letter agreement between you and Honeywell dated October 6, 2010.

FORFEITURE PROVISIONS

The benefits described in the ADDITIONAL CONSIDERATION section of this Letter Agreement are subject to the following additional terms and conditions:

●	Prior to the Retention Date, you may not accept a position with another company; and
●	You must limit your participation as an outside board director to two public and/or private entities, with all directorships subject to the prior approval of Honeywell’s CEO.

If the Company determines, in its sole judgment, that you have violated any of the terms or conditions of this Letter Agreement, or any confidentiality, nonsolicit or noncompetition covenants that you have executed in favor of the Company, Honeywell may, in addition to availing itself to any other remedies at law or in equity to which it may be entitled, (i) cancel any stock options that have vested under this Letter Agreement, (ii) cancel any of the special vesting provisions with respect to stock options or restricted units contained in this Letter Agreement, (iii) cancel any of the extended exercise provisions related to stock options contained in this Letter Agreement, and (iv) rescind the payment of any Growth Plan payments to which you are entitled solely because of this Letter Agreement. In addition, in the event of such violation you agree that you will repay to the Company, within thirty (30) days of a demand therefore, the gross amount of (x) the “in the money” value of any stock option exercises, (y) any restricted stock awards, and (z) any Growth Plan payments, that you received solely as a result of the terms of this Letter Agreement.

This Letter Agreement is intended to supplement, not supercede, any other rights Honeywell may have to recoup equity awards under the terms of the applicable award agreements.

All other terms and conditions of your equity grants shall remain subject to the terms and conditions of the applicable stock plans and award agreements.

GENERAL Release of Claims

In exchange for entering into this Letter Agreement and the ADDITIONAL CONSIDERATION set forth herein, you do hereby waive and do hereby release, knowingly and willingly, Honeywell International Inc., its future parent corporations, its predecessor companies, its past, present and future divisions, subsidiaries, affiliates and related companies and their successors and assigns and all past, present and future directors, officers, employees and agents of these entities, personally and as directors, officers, employees and agents (collectively the “Honeywell Group”), from any and all claims of any nature

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whatsoever you have arising out of your employment and/or the termination of your employment with the Honeywell Group, known or unknown, including but not limited to any claims you may have under federal, state or local employment, labor, or anti-discrimination laws, statutes and case law and specifically claims arising under the federal Age Discrimination in Employment Act, the Civil Rights Acts of 1866 and 1964, as amended, the Americans with Disabilities Act, Executive Order 11246, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Family and Medical Leave Act, the Rehabilitation Act of 1973, the Fair Labor Standards Act, the Labor-Management Relations Act, the Equal Pay Act and the Worker Adjustment Retraining and Notification Act, the New York Executive Law, the New York Human Rights Law, the New York Equal Rights Law, the New York Labor Law and Civil Rights Law, the New York Constitution, New York common law, the Minnesota Human Rights Act, the Minnesota Equal Pay Law, the Minnesota Age Discrimination Law, the Minnesota Constitution, Minnesota common law and any and all other applicable state, county or local statutes, ordinances or regulations, including claims for attorneys’ fees; provided, however, that this release does not apply to claims under ERISA Section 502(a)(1)(B) for benefits under Honeywell Group sponsored benefit plans covered under ERISA (other than claims for severance and severance related benefits), does not apply to claims arising out of obligations expressly undertaken in this Letter Agreement, and does not apply to claims arising out of any act or omission occurring after the date you sign this Letter Agreement. All claims, including contingent claims, for incentive compensation awards under any Honeywell Group plan or payroll practice, along with any claims under any state wage and hour laws, are specifically subject to this release of claims. Any rights to benefits (other than severance benefits) under Honeywell Group sponsored benefit plans are governed exclusively by the written plan documents.

You have twenty-one (21) days from the date of this Letter Agreement (as indicated on the first page hereof) to review and consider this Letter Agreement and to the extent that you have elected to execute and deliver this Letter Agreement sooner, you acknowledge that you have done so voluntarily and knowingly. You may accept this Letter Agreement by signing it prior to the expiration of the twenty-one (21) day review period and returning an executed original to me. You have fifteen (15) days after signing this Letter Agreement to revoke your decision by indicating your desire to do so in a written revocation notice delivered to Kevin M. Covert prior to the expiration of such revocation period. This Letter Agreement shall be fully effective and binding upon all parties hereto immediately following the expiration of the revocation period, so long as you have not revoked this Letter Agreement during such time.

You acknowledge that you: (a) have carefully read this Letter Agreement in its entirety; (b) are hereby advised by the Company, in this writing, to consult with an attorney of your choice before signing this Letter Agreement; (c) fully understand the significance of all of the terms and conditions of this Letter Agreement and have discussed them with an attorney of your choice, or have had a reasonable opportunity to do so; and (d) are signing this Letter Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein.

INTELLECTUAL PROPERTY AND NON-COMPETITION AGREEMENTS

As part of this Letter Agreement, you are required to execute, in the form attached hereto, (i) Honeywell’s “Employee Agreement Relating to Trade Secrets, Proprietary and Confidential Information” (“IP Agreement”), and (ii) the “Honeywell International Inc. Noncompete Agreement for Senior Executives” (“Noncompete Agreement”), both of which are attached hereto.

Given that your new role is broader in scope than your previous role, your new Noncompete Agreement is more comprehensive than your existing Noncompete Agreement in terms of the potential competitors. Nevertheless, the Company does not intend to treat any Honeywell competitor as a competitor under your new Noncompete Agreement unless, as part of your duties as Vice Chairman or in a previous role, you

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perform services that give you direct insight and/or exposure to an industry or business in which that particular Honeywell competitor operates. If you have any questions about whether a Honeywell competitor would constitute a competitor under your new Noncompete Agreement, you may request an advance determination of the Company’s Senior Vice President and General Counsel, who may, after consulting with Company management, grant you a specific waiver or declaratory judgment relative to that request.

Non-Disparagement

At no time on or after the date hereof will you make any statement, publicly or privately (including, without limitation, to members of the business press or equity analysts, but excepting your legal advisors), which would be disparaging (as defined below) to the Honeywell Group, its businesses, strategies, prospects, condition or reputation, or that of directors, employees, officers or members; provided, however, that nothing contained in any provision of this Letter Agreement shall preclude you from making any statement in good faith which is required by any applicable law or regulation or the order of a court or other governmental body. For purposes of this Letter Agreement, the term “disparaging” shall mean any statement or representation (whether oral or written and whether true or untrue) which, directly or by implication, tends to create a negative, adverse or derogatory impression about the subject of the statement or representation or which is intended to harm the reputation of the subject of the statement or representation. For the avoidance of doubt, you agree that you will not write or contribute to a book, article or other media publication, whether in written or electronic format, that is in any way descriptive of the Honeywell Group or your career with the Company without submitting a draft thereof, at least thirty (30) days in advance, to the Company’s Senior Vice President and General Counsel, whose judgment about whether such book, article or other media publication is disparaging shall be determinative.

Governing Law and CERTAIN INCIDENTS OF EnforcemenT

This Letter Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey without regard to the principles of conflict of laws. Additionally, any action to enforce the terms of this Letter Agreement shall be commenced exclusively in the federal or state courts of the State of New Jersey. Both parties consent to the exclusive jurisdiction of the federal and state courts in the State of New Jersey and waive any claim under the doctrine of forum non conveniens.

409A Considerations

It is intended that this Letter Agreement be administered in compliance with Section 409A of the Code, including, but not limited to, any future amendments to Code Section 409A, and any other Internal Revenue Service (“IRS”) or other governmental rulings or interpretations issued pursuant to Section 409A (together, “Section 409A”) so as not to subject you to payment of interest or any additional tax under Section 409A. The parties intend for any payments under this Letter Agreement either to satisfy the requirements of Section 409A or to be exempt from the application of Section 409A, and this Letter Agreement shall be construed and interpreted accordingly. In furtherance thereof, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit can be made without incurring such additional tax. In addition, to the extent that Section 409A or any IRS guidance issued under Section 409A would result in you being subject to the payment of interest or any additional tax under Section 409A, the parties agree, to the extent reasonably possible, to amend this Letter Agreement to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall minimize any negative economic effect on you

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and be reasonably determined in good faith by the Company and you. As a “specified employee” as defined in Section 409A, any amounts payable under this Letter Agreement that would be subject to the special rule regarding payments to “specified employees” under Section 409A(a)(2)(B) of the Code shall not be paid before the expiration of a period of six (6) months following the date of the termination of your employment. In such case, you shall receive all such deferred amounts retroactively in a single sum and the balance thereof as otherwise provided. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on you by Code Section 409A or any damages for failing to comply with Section 409A; provided that, in the event that any excise tax or interest amount (“409A Amount”) is imposed on you as a result of any negligent act or omission by the Company, the Company shall reimburse you for any such 409A Amount, grossed-up for taxes at an assumed total tax rate of forty percent (40%).

Roger, I very much look forward to continuing working with you. Your talent, experience and background are terrific assets to Honeywell.

Please indicate your acceptance of the terms and conditions of this Letter Agreement by returning a signed copy thereof to my attention.

Congratulations,

/s/ David M. Cote

David M. Cote

Chief Executive Officer and Chairman of the Board

Honeywell International Inc.

Read and Accepted:

/s/ Roger Fradin

Roger Fradin

Date: April 7, 2014

For the avoidance of doubt, nothing in this Letter Agreement is intended to supercede or modify, in any way, your rights and obligations under the letter agreement between you and Honeywell dated October 6, 2010.

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HONEYWELL INTERNATIONAL

NONCOMPETE AGREEMENT

FOR SENIOR EXECUTIVES

In consideration of my transfer, promotion, or hire into my role as a Senior Executive of the company, my employment, continued employment, compensation and the equipment, materials, facilities and the Trade Secrets, Proprietary and Confidential Information supplied to me, I agree to the following:

1.      Noncompetition. I acknowledge that in the course of my employment with or provision of services to Honeywell, I have and will become familiar with Trade Secrets, Proprietary and Confidential Information concerning Honeywell, its businesses and employees, including but not limited to, Honeywell’s business methods, business systems, strategic plans, plans for acquisition or disposition of products, expansion plans, financial status and plans, financial data, customer lists and data, and personnel information. I understand and agree that as part of my continued employment with Honeywell, I will continue to have access to and receive Trade Secrets, Proprietary and Confidential Information concerning Honeywell. I further acknowledge that Honeywell operates in a very competitive business environment and my services are and will be of special, unique and extraordinary value to Honeywell. I further acknowledge that I have been given and will continue to be given access to, and develop relationships with, customers of Honeywell at the time and expense of Honeywell and have and will continue to receive training, experience and expertise from Honeywell that make my services of special, unique and extraordinary value to Honeywell. I further acknowledge and agree that I will not, directly or indirectly, at any time during or after my employment with Honeywell, except in the course of performing my duties at Honeywell, disclose, disseminate, make available or use Honeywell’s Trade Secrets, Proprietary and Confidential Information.

I agree that, during my employment and for a period of two (2) years following my Termination of Employment with Honeywell for any reason, I will not become employed by, perform services for, or otherwise become associated with (as an employee, officer, director, principal, agent, manager, partner, co-partner or consultant or any other individual or representative role) a Competing Business (as defined below). This restriction shall apply to any Competing Business that conducts business in the same or substantially similar geographic area in which any Honeywell business, for which I was employed or performed services in a job covered by this Program during the Look Back Period, conducts business or plans to conduct business as of my Termination of Employment. I acknowledge (i) that Honeywell’s business is conducted throughout the United States and around the world, (ii) notwithstanding the state of incorporation or principal office of Honeywell, it is expected that Honeywell will have business activities and have valuable business relationships within its industry throughout the United States and around the world, and (iii) as part of my responsibilities, I may be conducting business throughout the United States and around the world in furtherance of Honeywell’s business and its relationships.

A “Competing Business” shall mean any business, person, entity or group of business entities, regardless of whether organized as a corporation, partnership (general or limited), joint venture, association or other organization, that (i) conducts or is planning to conduct a business

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similar to and/or in competition with any business conducted or planned by any Honeywell business for which I (A) was employed or performed services in a job covered by this Program, or (B) had knowledge of operations over the Look Back Period, or (ii) designs, develops, produces, offers for sale or sells a product or service that can be used as a substitute for, or is generally intended to satisfy the same customer needs for, any one or more products or services designed, developed, manufactured, produced or offered for sale or sold by any Honeywell business for which I (X) was employed or performed services in a job covered by this Program, or (Y) had knowledge of operations during the Look Back Period. I acknowledge that I will be deemed to have knowledge of a business if I received, was in possession of or otherwise had access to Trade Secrets, Proprietary and Confidential Information regarding such business. For purposes of illustration only, I acknowledge and understand that each of the corporations or entities (and any related entities, subsidiaries, affiliates or successors) set forth on the Addendum attached hereto is a Competing Business as of the date hereof. I further acknowledge and agree that the Addendum attached hereto is not an exhaustive list and is not intended to include all of Honeywell’s current or future competitors, which I acknowledge may include other persons or entities in the future. I further acknowledge and understand that if I have any questions about whether any prior Honeywell position which I have held over the last two years is subject to this Program and shall be used to identify Competing Businesses, I should contact my Human Resource representative.

Honeywell recognizes that some businesses, persons, entities, or group of businesses that are Competing Businesses as defined above may also have lines of business or parts of their business that do not compete with Honeywell as defined above, and the restrictions contained herein are not intended to include such lines of business or parts of their businesses. I understand and agree that if I intend to become employed by, perform services for, or otherwise become associated with (as an employee, officer, director, principal, agent, manager, partner, co-partner or consultant or any other individual or representative role) a Competing Business as defined above, it is presumed that the restriction contained herein applies. I further understand and agree that if I do not believe the restriction contained herein should apply, I must demonstrate to Honeywell that I will only be employed by, perform services for, or otherwise become associated with (as an employee, officer, director, principal, agent, manager, partner, co-partner or consultant or any other individual or representative role) a line of business in, or part of, a Competing Business that does not compete with Honeywell as defined above.

2.      Reasonableness of Restrictions and Validity. I agree that the terms of this Agreement are reasonable and do not impose a greater restraint than necessary to protect Honeywell’s legitimate protectable business interests, including the protection of its Trade Secrets, Proprietary and Confidential Information. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent legally-permissible. Accordingly, if any particular provision(s) of this Agreement shall be adjudicated to be overbroad, invalid or unenforceable, the court may modify or sever such provision(s), such modification or deletion to apply only with respect to the operation of such provision(s) in the particular jurisdiction in which such adjudication is made. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law as it shall then appear. The remaining provisions of this Agreement shall remain in full force and effect. I also agree that the parties shall request that a court of competent jurisdiction not invalidate or ignore the terms of this Agreement, but instead honor this provision by reforming

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or modifying any overbroad or otherwise invalid terms to the extent necessary to render the terms valid and enforceable and then enforcing the Agreement as so reformed or modified.

3.      Remedies. I acknowledge that a remedy at law for any breach or threatened breach of the provisions of this Agreement would be inadequate and therefore agree that Honeywell shall be entitled to injunctive relief in case of any such breach or threatened breach. I acknowledge and agree Honeywell may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement, and that money damages would not be an adequate remedy for any breach of the provisions of this Agreement. I acknowledge and agree that a violation of this Agreement would cause irreparable harm to Honeywell, and I covenant that I will not assert in any proceeding that a violation or further violation of this Agreement: (i) will not result in irreparable harm to Honeywell; or (ii) could be remedied adequately at law. Honeywell’s right to injunctive relief shall be cumulative and in addition to any other remedies available at law or equity. In the event that a court determines that I have breached or threatened to breach this Agreement, I agree to reimburse Honeywell for all attorneys’ fees and costs incurred in enforcing the terms of this Agreement. However, nothing contained herein shall be construed as prohibiting Honeywell from pursuing any other remedies available for any such breach or threatened breach against me or my new employer, which may also include, but not be limited to, contract damages, lost profits and punitive damages.

4.      Harm and Injunctive Relief. I agree and acknowledge that the restrictions contained in this Agreement do not preclude me from earning a livelihood, nor do they unreasonably impose limitations on my ability to earn a living. I further agree and acknowledge that the potential harm to Honeywell of the non-enforcement of this Agreement outweighs any potential harm to me from its enforcement by injunction or otherwise. I acknowledge that I have carefully read this Agreement and have given careful consideration to the restraints imposed upon me by this Agreement, and am in full accord as to their necessity for the reasonable and proper protection of Honeywell’s legitimate protectable business interests, including the protection of its Trade Secrets, Proprietary and Confidential Information. I agree and acknowledge that I have been provided adequate and reasonable consideration in exchange for the obligations under this Agreement, including employment or continued employment by Honeywell, goodwill, access or continued access to Honeywell’s Trade Secrets, Proprietary and Confidential Information, access or continued access to customers, and additional good and valuable consideration. I expressly acknowledge and agree that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, duration and geographical scope.

5.      Binding Agreement, Amendment, Successors. I acknowledge that the provisions of this Agreement are in addition to, and in no way intended to limit, restrict or narrow any prior or existing employment or other agreement with Honeywell. This Agreement does not replace or supersede any prior or existing employment or other agreement with Honeywell, but rather, shall be read in conjunction with such prior or existing agreements and shall be interpreted in a manner to provide Honeywell the maximum protection provided by all agreements I have with Honeywell. The terms of the restriction in Paragraph 1 and the other terms in this Agreement are to be read consistent with the terms of any other noncompete or other agreements that I have executed with Honeywell; provided, however, to the extent there is a conflict between/among such agreements, such agreements shall be construed as providing the broadest possible protections to Honeywell, even if such construction would require provisions of more than one such agreement to be given

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effect.  No waiver of this Agreement will be effective unless it is in writing and signed by Honeywell International’s Senior Vice President for Human Resources and Communications or his/her designee. This Agreement may not be superseded or amended by any other agreement between myself and Honeywell unless such agreement specifically and expressly states that it is intended to supersede this Agreement and is executed by Honeywell International’s Senior Vice President for Human Resources and Communications or his/her designee. This Agreement binds my heirs, executors, administrators, legal representatives and assigns and inures to the benefit of Honeywell and its successors and assigns.

6.      Acknowledgement of Receipt. I acknowledge that I received a copy of this Agreement prior to accepting my transfer, promotion, or hire into my new role and that execution of this Agreement was an express condition of such transfer, promotion, or hire.

7.      Effectiveness of Agreement. This Agreement becomes effective when I sign it, the obligations under it continue throughout the entire period of time I am employed by Honeywell, without regard to the business within Honeywell with which I am associated and these obligations will continue after, and survive, the end of my employment with Honeywell.

8.      Notice to Future Employers. For the period of two (2) years immediately following the end of my employment with Honeywell, I will inform each new employer, prior to accepting employment, of the existence of this Agreement and provide that employer with a copy of it. Honeywell has the right to inform any future employer of the existence of this Agreement and to provide any future employers with a copy of it.

9.      Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to its principles of conflicts of law. I hereby consent to the exclusive jurisdiction and venue in the federal and state courts of the State of New Jersey, Morris County, for the resolution of all disputes arising under, or relating to, this Agreement.

10.      Additional Definitions.

“Honeywell” collectively identifies Honeywell International Inc. (a Delaware corporation having a place of business at Columbia Road and Park Avenue, Morris Township, Morris County, New Jersey), its predecessors, designees and successors and its past, present and future operating companies, divisions, subsidiaries, affiliates and other business units, including businesses acquired by purchase of assets, stock, merger or otherwise.

“Look Back Period” means the two (2) year period ending on the date of my Termination of Employment.

“Program” refers to the noncompete initiative implemented by Honeywell requiring that employees occupying certain jobs in Salary Bands 5 – 7 (Senior Executives) execute this noncompete Agreement.

“Trade Secrets, Proprietary and Confidential Information” means information which is not generally known in the industry in which Honeywell International is engaged, which may be disclosed to me or which I may learn, observe, discover or otherwise acquire during, or as a result

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of, my employment by Honeywell and which includes, without limitation, any information, whether patentable, patented or not, relating to any existing or contemplated products, inventions, services, technology, ideas, concepts, designs, patterns, processes, compounds, formulae, programs, devices, tools, compilations of information, methods, techniques, and including information relating to any research, development, manufacture, purchasing, engineering, know-how, business plans, sales or market methods, methods of doing business, business systems, strategic plans, plans for acquisition or disposition of products, expansion plans, financial status and plans, financial data, personnel information, customer lists or data, customer usages or requirements, or supplier information, which is owned or licensed by Honeywell International or held by Honeywell International in confidence.

“Termination of Employment” means any separation from employment with Honeywell regardless of the reason, including any and all voluntary and involuntary reasons for termination. The termination date for purposes of this Agreement shall be the last day I actively perform services for Honeywell.

11.      Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of this Agreement.

I have carefully read this Agreement. I understand and accept its terms.  I understand and agree that I will continue to be bound by the provisions of this Agreement after my employment with Honeywell has ended.

 /s/ Roger Fradin

ROGER FRADIN

Date: April 7, 2014

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HONEYWELL INTERNATIONAL INC.

Employee Agreement Relating to Trade Secrets,

Proprietary and Confidential Information

In consideration of my employment, continued employment, compensation, and the equipment, materials, facilities and Honeywell “Trade Secrets, Proprietary and Confidential Information” (as hereinafter defined) supplied to me, I understand and agree that:

1.	Records of Inventions. I will keep complete and current written records of all Inventions I Make during the period of time I am employed by Honeywell and promptly disclose all such Inventions in writing to Honeywell for the purpose of adequately determining Honeywell’s rights in each such Invention. I will supplement any such disclosures to the extent Honeywell may request that I do so. If I have any doubt as to whether or not to disclose an Invention to Honeywell, I will disclose it.

2.	Disclosure of Inventions after Termination. I will promptly and completely disclose in writing to Honeywell’s Law Department all Inventions which I Make during the one year immediately following the end of my employment by Honeywell which relate either to my work assignment at Honeywell or to Honeywell’s Trade Secrets, Proprietary and Confidential Information for the purpose of determining Honeywell’s rights in each such Invention before filing any application for patents on such Inventions. I will not file any patent application relating to any such Invention without the prior written consent of Honeywell’s Law Department. If I do not prove that I Made the Invention entirely after leaving Honeywell’s employment, the Invention is presumed to have been Made during the period of time I was employed by Honeywell. I acknowledge that the conditions of this paragraph are no greater than is necessary for protecting Honeywell’s interests in Honeywell’s Trade Secrets, Proprietary and Confidential Information and in Inventions to which it is rightfully entitled.

3.	Ownership of Inventions. Each and every Invention I Make during the period of time I am employed by Honeywell (a) which relates directly to the business of Honeywell or to Honeywell’s actual or demonstrably anticipated research or development, or (b) which results from any work I perform for Honeywell is the sole and exclusive property of Honeywell, and I agree to assign and hereby assign my entire right, title and interest in each such Invention to Honeywell. Each Invention I Make during the period of time I am employed by Honeywell for which no equipment, supplies, facilities or Honeywell Trade Secrets, Proprietary or Confidential Information was used and which was developed entirely on my own time is my property, unless (a) the Invention relates directly to the business of Honeywell or to Honeywell’s actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by me for Honeywell. If I assert any property right in an Invention I Make during the period of time I am employed by Honeywell, I will promptly notify Honeywell’s Law Department in writing.

4.	Cooperation with Honeywell. I will assist and fully cooperate with Honeywell in obtaining, maintaining, and asserting the fullest measure of legal protection, which Honeywell elects to obtain, maintain or assert for Inventions in which it has a property right. I will also assist and fully cooperate with Honeywell in defending Honeywell against claims of violation of the intellectual property rights of others. I will be paid my reasonable expenses in assisting, and cooperating with, Honeywell. I will execute any lawful document Honeywell requests me to execute relating to obtaining, maintaining, or asserting legal protection for any said Invention or in defending against claims of the violation of the intellectual property rights of others (including, but not limited to, executing applications, assignments, oaths, declarations, and affidavits) and I will make myself available for interviews, depositions and testimony. In the event that Honeywell is unable, after reasonable effort, to secure my signature on any document or documents needed to apply for or prosecute any patent, copyright, or other right or protection relating to an Invention, for any other reason whatsoever, I hereby irrevocably designate and appoint Honeywell and its duly authorized officers and agents

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as my agent and attorney-in-fact, to act for and on my behalf to execute and file any such application or applications, and to do all other lawfully-permitted acts to further the prosecution and issuance of patents, copyrights, or similar protections thereon with the same legal force and effect as if executed by me.

5.	Pre-employment Inventions. On Schedule A, which is an integral part of this agreement, I have completely identified (without disclosing any trade secret, proprietary or other confidential information) every Invention I Made before my employment by Honeywell in which I have an ownership interest and which is not the subject matter of an issued patent or a printed publication at the time I sign this agreement. If I become aware of any projected or actual use of any such Invention by Honeywell, I will promptly notify Honeywell in writing of said use. Except as to the Inventions listed on Schedule A or those which are the subject matter of an issued patent or a printed publication at the time I sign this agreement, I will not assert any rights against Honeywell with respect to any Invention Made before my employment by Honeywell.

6.	Honeywell’s Trade Secrets, Proprietary and Confidential Information. I will never, directly or indirectly, during or after my employment with Honeywell misappropriate, use or disclose Honeywell’s Trade Secrets, Proprietary and Confidential Information except in furthering Honeywell’s business nor will I disclose or disseminate at any time Honeywell’s Trade Secrets, Proprietary and Confidential Information to anyone who is not an officer, director, employee, attorney or authorized agent of Honeywell without the prior written consent of Honeywell’s Law Department unless the specific item of Honeywell’s Trade Secrets, Proprietary and Confidential Information: (a) is now in, or hereafter, (through no breach of this agreement) becomes general public knowledge, or (b) prior to my disclosure, dissemination or use, was lawfully acquired by me without any obligation to retain the information in confidence. In this connection, I will not publish any of Honeywell’s Trade Secrets, Proprietary and Confidential Information for dissemination outside Honeywell or file any patent application relating to any Invention I Make during the period of time I am employed by Honeywell without the prior written approval of Honeywell’s Law Department. I will execute any agreement relating to the protection of Honeywell’s Trade Secrets, Proprietary and Confidential Information or such information of any third party whose intellectual property Honeywell is under a legal obligation to protect if Honeywell requests that I do so. I will not engage without the prior written consent of Honeywell’s Law Department, either during the period of time I am employed by Honeywell or for a period of two years following my Termination of Employment for any reason, in any activity or employment in the faithful performance of which it could be reasonably anticipated that I would use or disclose Honeywell’s Trade Secrets, Proprietary and Confidential Information. All documents and tangible things embodying or containing Honeywell’s Trade Secrets, Proprietary and Confidential Information are Honeywell’s exclusive property. I have access to them solely for performing the duties of my employment by Honeywell. I will protect the confidentiality of their content and comply with all security policies and procedures, which may, from time to time, be established by Honeywell. I will return all of them and all copies, facsimiles and specimens of them and any other tangible forms of Honeywell’s Trade Secrets, Proprietary and Confidential Information in my possession, custody or control to Honeywell before leaving the employment of Honeywell.

I understand that I have the right to use or practice any skill or expertise generally associated with my employment but not special or unique to Honeywell, but that I do not have the right to use, practice or disclose Honeywell’s Trade Secrets, Proprietary and Confidential Information for my own benefit or for the benefit of any third party.

7.	Trade Secrets, Proprietary or Confidential Information from Previous Employment. I certify that I have not, and will not, disclose or use during my employment by Honeywell, any trade secrets, proprietary or confidential information which I acquired as a result of any previous employment or under a contractual obligation of confidentiality before my employment by Honeywell. I understand that Honeywell has no interest in and will not accept disclosure by me of any trade secrets, proprietary or confidential information, which belongs to a third party. If I am ever placed in a position where I will be required or am given an assignment that will require me to use, directly or indirectly, any trade secrets, proprietary or confidential

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information of any person, previous employer or any third party, I will promptly inform Honeywell’s Law Department and my supervisor before I undertake any activity that would involve the use or disclosure of such information or present the appearance to any such third party that I have used or disclosed such information. If I fail to do so, Honeywell may elect not to indemnify me in the event of litigation and may take such other actions, as it deems appropriate, up to and including termination of my employment.

8.	Prior Restrictive Obligation. On Schedule B, which is an integral part of this agreement, I have completely identified all prior obligations (written and oral), which restrict my ability to perform the duties of my employment by Honeywell, including all confidentiality agreements and covenants restricting future employment.

9.	Nonsolicitation of Honeywell Employees. I acknowledge that Honeywell has invested, and will continue to invest, significant time and money to recruit and retain its employees. Therefore, recognizing that in the course of my employment I have obtained valuable information about Honeywell employees, their respective talents and areas of expertise, I agree that, during my employment and for a period of two years following my Termination of Employment from Honeywell for any reason, I will not directly or indirectly, for my own account or for others, (i) solicit (or assist another in soliciting) for employment or for the performance of services, (ii) offer or cause to be offered employment or other service engagement, or (iii) participate in any manner in the employment or hiring for services of any current or former Honeywell employee with whom I had contact or of whom I became aware in my last two years of Honeywell employment, unless it has been more than 12 months since that individual left Honeywell. Nor will I, for my own account or for others, in any way induce or attempt to induce such individual to leave the employment of Honeywell.

10.	Nonsolicitation of Honeywell Customers, Suppliers, Business Partners and Vendors. I acknowledge that Honeywell has invested and will continue to invest significant time and money to develop valuable, continuing relationships with existing and prospective clients and customers of Honeywell. Therefore, recognizing that in the course of my employment I have obtained and/or will obtain valuable information about Honeywell customers, suppliers, business partners, and/or vendors, and their requirements, I agree that during my employment and for a period of two years following my Termination of Employment from Honeywell for any reason, I will not directly or indirectly, for my own account or for others, solicit or assist others in soliciting or attempt to solicit (or assist others in attempting to solicit), (i) any existing clients, customers, suppliers, business partners, and/or vendors of Honeywell with whom I had contact, or of whom I became aware while employed by Honeywell during the two-year period prior to my Termination of Employment, or (ii) any prospective clients, customers, suppliers, business partners, and/or vendors of Honeywell with whom I had contact and with whom Honeywell took significant steps to do business during the two-year period prior to my Termination of Employment, for the purpose or effect of inducing such existing or prospective clients, customers, suppliers, business partners, and/or vendors to cease doing business or reduce their business with Honeywell or to purchase, lease or utilize products or services that are competitive with, similar to, or that may be used as substitutes for any products or services offered by Honeywell.

11.	Notice to Future Employers. For the period of two years immediately following the end of my employment by Honeywell, I will inform each new employer, prior to accepting employment, of the existence of this agreement and provide that employer with a copy of it. Honeywell has the right to inform any future employer of the existence of this agreement and to provide any future employers with a copy of it.

12.	Copyright. As to all works prepared by me which are: (i) within the scope of my employment, or (ii) based upon information I acquired from Honeywell which is not normally made available to the public, or (iii) commissioned by Honeywell, but not within my scope of employment, I hereby agree to:

(a)	Submit to Honeywell’s Law Department and to my supervisor for approval for publication or oral dissemination;

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(b)	Assign all right, title and interest in and to the copyright in all such works to Honeywell; and

(c)	Waive any claim of moral rights, author’s rights, droit moral, or any equivalent rights to the extent necessary or permitted by law.

I hereby release and allow Honeywell to use, for any lawful purpose, any voice reproduction, photograph, or other video likeness of me made in the course of my employment.

13.	Acknowledgement of Receipt. I acknowledge that I have received a copy of this agreement prior to accepting employment, continued employment or other consideration as recited herein and that execution of this agreement was an express condition of my employment, continued employment or receipt of other consideration recited herein.

14.	Effectiveness of Agreement. I acknowledge that the provisions of this agreement are in addition to, and in no way intended to limit, restrict or narrow any prior or existing agreement with Honeywell. This agreement does not replace or supersede any prior or existing employment or other agreement with Honeywell, but rather, shall be read in conjunction with such prior or existing agreements and shall be interpreted in a manner to provide Honeywell the maximum protection and the most effective and complete assignment of inventions provided by all agreements I have with Honeywell. The terms of this agreement are to be read consistent with the terms of any other intellectual property, trade secret or confidentiality agreements that I have executed with Honeywell; provided, however, to the extent there is a conflict between/among such agreements, such agreements shall be read in concert and construed as providing the broadest possible protections to Honeywell, even if such construction would require provisions of more than one such agreement to be given effect. This agreement shall be deemed effective as of the first day of my employment by Honeywell and shall continue throughout the entire period of time I am employed by Honeywell and my obligations will continue after, and survive, the end of my employment by Honeywell.

15.	Identity of Future Employer. Upon termination of my employment for any reason, if reasonably requested by Honeywell, I shall advise Honeywell of the name and address of my intended future employer.

16.	Remedies. I acknowledge that a remedy at law for any breach or threatened breach of the provisions of this Agreement would be inadequate and therefore agree that Honeywell shall be entitled to injunctive relief in case of any such breach or threatened breach. In the event that a court determines that I have breached or threatened to breach this agreement, I agree to reimburse Honeywell for all attorneys’ fees and costs incurred in enforcing the terms of the agreement. However, nothing contained herein shall be construed as prohibiting Honeywell from pursuing any other remedies available for any such breach or threatened breach against me or my then-current employer which may also include but not be limited to contract damages, lost profits and punitive damages.

17.	Successors; Binding Agreement. This agreement binds my heirs, executors, administrators, legal representatives and assigns and inures to the benefit of Honeywell and its successors and assigns. Only a written amendment executed by both Honeywell and me can modify this agreement.

18.	Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to its principles of conflicts of law.

19.	Validity. It is the desire and intent of the parties hereto that the provisions of this agreement shall be enforced to the fullest extent legally-permissible. Accordingly, if any particular provision(s) of this agreement shall be adjudicated to be invalid or unenforceable, the court may modify or sever such provision(s), such modification or deletion to apply only with respect to the operation of such provision(s) in the particular jurisdiction in which such adjudication is made. In addition, if any one or more of the provisions contained

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in this agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. The remaining provisions of this agreement shall remain in full force and effect.

20.	Definitions

(a)	“Honeywell” collectively identifies Honeywell International Inc. (a Delaware corporation having a place of business at Columbia Road and Park Avenue, Morris Township, Morris County, New Jersey), its predecessors, designees and successors and its past, present and future operating companies, divisions, subsidiaries, affiliates and other business units, including businesses acquired by purchase of stock, merger or otherwise.

(b)	“Trade Secrets, Proprietary and Confidential Information” means information which is not generally known in the industry in which Honeywell is engaged, which may be disclosed to me or which I may learn, observe, discover or otherwise acquire during, or as a result of, my employment by Honeywell and which includes, without limitation, any information, whether patentable, patented or not, relating to any existing or contemplated products, inventions, services, technology, ideas, concepts, designs, patterns, processes, compounds, formulae, programs, devices, tools, compilations of information, methods, techniques, and including information relating to any research, development, manufacture, purchasing, engineering, know-how, business plans, sales or market methods, methods of doing business, customer lists, customer usages or requirements, or supplier information, which is owned or licensed by Honeywell or held by Honeywell in confidence.

(c)	“Invention” includes not only inventions (including, but not limited to, copyright works, trademarks, domain names, URLs, keywords, social media account or identification names, business networking/media account or identification names and mask works), but also innovations, improvements, discoveries, ideas and all other forms of intellectual property (including, but not limited to, copyright works and mask works) – whether or not any of the foregoing constitutes trade secret or other confidential information.

(d)	“Make” or “Made” when used in relation to Invention includes any one or any combination of (i) conception, (ii) reduction to practice, or (iii) development of an Invention and is without regard to whether I am a sole or joint inventor.

(e)	“Termination of Employment” shall be defined as any separation from employment with Honeywell regardless of the reason, including any and all voluntary and involuntary reasons for termination. The termination date for purposes of this Agreement shall be the last day I actively perform services for Honeywell.

(f)	“Solicit” or “soliciting” includes contacting, communicating with, marketing to, engaging or otherwise interacting with (whether initiated by me or not).

21.	Headings Descriptive. The headings of the several paragraphs of this agreement are inserted for convenience only and shall not in any way affect the meaning or construction of this agreement.

/s/ Roger Fradin	April 7, 2014
ROGER FRADIN	Date

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SCHEDULE A

HAVE YOU MADE ANY INVENTIONS BEFORE THE TERM OF YOUR EMPLOYMENT WITH HONEYWELL, IN WHICH YOU HAVE AN OWNERSHIP INTEREST AND WHICH ARE NOT THE SUBJECT MATTER OF ISSUED PATENTS OR PRINTED PUBLICATIONS?

(If there are none, please enter the word “NONE”)

NOTE: Please describe each such Invention without disclosing trade secrets, proprietary or confidential information.

[Attach additional sheets if more space is needed.]

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SCHEDULE B

DO YOU HAVE ANY PRIOR OBLIGATIONS (WRITTEN OR ORAL) WHICH WOULD RESTRICT YOUR ABILITY TO PERFORM THE DUTIES OF YOUR EMPLOYMENT WITH HONEYWELL?

(If there are none, please enter the word “NONE”)

NOTE: Please give date of, and parties to, obligations and the nature and substance of the restriction.

[Attach additional sheets if more space is needed.]

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ADDENDUM TO

HONEYWELL INTERNATIONAL INC.

NONCOMPETE AGREEMENT FOR SENIOR EXECUTIVES

ROGER FRADIN

EMPLOYED AS

Vice Chairman

Honeywell International Inc.

Pursuant to Paragraph 1 of your Honeywell International Inc. Noncompete Agreement for Senior Executives (“Noncompete Agreement”), this Addendum contains a list, for illustration purposes only, of specific competitors that are considered a “Competing Business,” as that term is used in your Noncompete Agreement, and are therefore covered by the restrictions contained in Paragraph 1 of your Noncompete Agreement. This list is not an exhaustive list and is not intended to include all of Honeywell’s, or your specific business’ or unit’s, current or future competitors, which you acknowledge in Paragraph 1 of your Noncompete Agreement may include other persons or entities now or in the future.

Based on your current role and responsibilities with Honeywell as Vice Chairman, Honeywell International Inc., the following companies are considered key competitors, and therefore, fall within the definition of a Competing Business as that term is used in your Noncompete Agreement:

General Electric, United Technologies, Rockwell Collins, Lockheed Martin, Northrop Grumman, Garmin, Thales, Williams, Emerson, Invensys, Johnson Controls, Schneider Electric, Siemens, Yamatake, Ingersoll Rand, Rockwell Automation, Bosch, Mine Safety Appliances, 3M, Tyco, ABB, Yokogawa, Philips, Motorola Solutions (Symbol), Arkema, Axens, BASF, DSM, Dupont, Shell/Criterion, Albermarle, Sinopec, Chevron Lummus Global, Solvay, Fluor, Celanese, Borg-Warner, Holset, IHI, MHI, Bosch-Mahle JV, SchaefflerContinental, Voight, APB, Cummins, Behr, Modine, Valeo, Advics, Akebono, Continental, Federal-Mogul, ITT Corp., JBI, Nisshinbo, TMD Friction, TRW, Saxid, Affina, Centric

As previously noted, this is not an exhaustive list and there may be other current and future persons or entities that would meet the definition of a Competing Business, as set forth in your Noncompete Agreement. In addition, pursuant to Paragraph 1 of your Noncompete Agreement, please note that the term Competing Business, as defined in your Noncompete Agreement, will include competitors of any Honeywell business in which you have worked in a job subject to the Program (as defined in your Noncompete Agreement) during the Look Back Period (as defined in your Noncompete Agreement). Accordingly, if you worked in multiple Honeywell businesses in covered positions during your tenure, it is very likely that the list of Competing Businesses subject to restriction under the terms of your Noncompete Agreement will be broader than the above illustrative list. If you have questions about whether any prior Honeywell position which you have held during the Look Back Period subjects you to similar restrictions, and will be used to identify Competing Business(es), you should contact your Human Resource representative.

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